EXHIBIT 10.1

THE BANCORP, INC.

2024 EQUITY INCENTIVE PLAN

Restricted Stock Unit Award Agreement

This Restricted Stock Unit Award Agreement (this “Agreement”) evidences a grant of Restricted Stock Units (each an “RSU” and collectively, the “RSUs”) awarded by The Bancorp, Inc., a Delaware corporation (the “Company”) to the individual named below (the “Participant”). The RSUs are subject to the terms and conditions set forth herein and the provisions of the 2024 Equity Incentive Plan (as amended from time to time, the “Plan”), which are incorporated herein by reference. Except where the context otherwise requires, the term “Company” will include the parent and all present and future subsidiaries of the Company as defined in Section 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”). Capitalized terms used herein but not otherwise defined will have the meaning set forth in the Plan.

1.	Name of Participant: ______________________________________________
2.	Date of Grant: ___________________________________________________
3.	Number of RSUs: _________________________________________________
4.	Grant of RSUs. Each RSU represents the right of the Participant to receive a share of Stock on the applicable payment date. No shares of Stock are actually awarded to the Participant on the Date of Grant. The Company shall establish and maintain a RSU account as a bookkeeping account on its records for the Participant, and shall record in such account the number of RSUs granted to the Participant. The RSUs will be settled as and when they vest, as set forth below.
5.	Regular Vesting Schedule. Except as set forth in Section 6 below, the RSUs shall vest in three equal annual installments, with 33.33% of the RSUs vesting on each of the first three anniversaries of the Date of Grant; provided that the Participant continues in Service with the Company from the Date of Grant until the applicable vesting date. The vesting of the RSUs shall be cumulative, but shall not exceed 100% of the RSUs. If the vesting schedule would produce fractional RSUs, the number of RSUs that vest shall be rounded down to the nearest whole RSU and the fractional RSUs will be accumulated so that the resulting whole RSUs will be included in the number of RSUs that become vested on the third anniversary of the Date of Grant.
6.	Termination of Service.
a)	Retirement, Death, or Disability. In the event of the Participant’s Termination of Service by reason of the Participant’s death, Disability, or Retirement from the Company, the unvested RSUs will automatically fully vest on the date of the Participant’s Termination of Service; provided that in the event of the Participant’s Termination of Service by reason the Participant’s Disability or Retirement, the Participant delivers to the Company an effective release of claims in a form approved by the Company.
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b)	Change in Control. In the event of the Participant’s Termination of Service by reason of the Participant’s Involuntary Termination following a Change in Control, all unvested RSUs will automatically fully vest on the date of the Participant’s Termination of Service.
c)	Termination of Service for Cause. In the event of the Participant’s Termination of Service for Cause, the Participant’s unvested RSUs will immediately expire and be forfeited on the date of the Participant’s Termination of Service.
d)	Other Termination of Service. In the event of the Participant’s Termination of Service for any reason other than due to (i) death, Disability or Retirement, (ii) by the Company for Cause, or (iii) Involuntary Termination following a Change in Control, all RSUs that have not vested as of the date of the Participant’s Termination of Service will expire and be forfeited on the date of the Participant’s Termination of Service.
7.	Payment of RSUs.
a)	If and when the RSUs vest in accordance with Section 5 above, the Company shall issue to the Participant one share of Stock for each vested RSU within 30 days after the applicable vesting date.
b)	Subject to Section 7(c), if and when the RSUs vest in accordance with Section 6(a) above, the Company shall issue to the Participant one share of Stock for each vested RSU within 30 days after the one-year anniversary of the Participant’s Termination of Service.
c)	If and when the RSUs vest in accordance with Section 6(a) or Section 6(b) and the Termination of Service occurs on or within two years following a Change in Control that constitutes a “change in control event” within the meaning of Code Section 409A and the regulations thereunder (“409A CIC Termination”), the Company shall issue to the Participant one share of Stock for each vested RSU within 30 days following the Participant’s Termination of Service. If the RSUs vest in accordance with Section 6(a) or Section 6(b) and the Termination of Service is not a 409A CIC Termination, then the Company shall issue to the Participant one share of Stock for each vested RSU within 30 days after the one-year anniversary of the Participant’s Termination of Service.
d)	All obligations of the Company under this Agreement shall be subject to the rights of the Company to withhold amounts required to be withheld for any taxes, if applicable. The Participant hereby authorizes the Company, or its respective agents, at their discretion, to satisfy any applicable withholding obligations for taxes by withholding shares of Stock otherwise payable pursuant to this Agreement. To the extent not withheld in accordance with the foregoing, the Participant shall be required to pay to the Company, or make other arrangements satisfactory to the Company to provide for the payment of, any federal, state, local or other taxes that the Company is required to withhold with respect to the RSUs. Unless the Committee determines otherwise, share withholding for taxes shall not exceed the Participant’s minimum applicable tax withholding amount.
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8.	Adjustment Provisions. The RSUs held by the Participant are subject to adjustment by the Committee, including with respect to the number and kind of securities that may be delivered or deliverable in respect of the RSUs upon the occurrence of certain corporate transactions set forth in the Plan in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, regulations, or accounting principles.
9.	Miscellaneous.
a)	No Stockholder Rights. This Agreement shall not confer upon the Participant any voting rights or any rights or privileges as a stockholder of the Company with respect to the shares of Stock subject to the RSUs prior to the date on which the individual fulfills all conditions for receipt of such rights. The Participant will not accrue or receive any Dividend Equivalent Rights with respect to the RSUs.
b)	Amendment. Except as permitted by the Plan, this Agreement may not be amended, modified, or terminated or otherwise altered unless evidenced in writing and signed by the Company and the Participant.
c)	Assignment and Transferability. The rights and interests of the Participant with respect to the RSUs may not be sold, assigned, transferred, pledged, or otherwise transferred or encumbered except in the event of the Participant’s death, pursuant to a Beneficiary Designation or by will or by the laws of descent and distribution. This Agreement shall bind and inure to the benefit of the successors and assigns of the Company.
d)	Governing Law and Exclusive Venue. This validity, construction, interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to conflicts of laws principles. Any action brought to enforce this Agreement shall exclusively be brought in a court of competent administered by the State of Delaware that is located in New Castle County, Delaware and Participant irrevocably agrees that any such court in the State of Delaware of competent jurisdiction located in New Castle County, Delaware shall have personal jurisdiction over Participant.
e)	Award Subject to Applicable Laws and Company Policies. This Agreement shall be subject to all laws, regulations and orders of any governmental or regulatory authority which may be applicable thereto. The RSUs shall be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be approved or implemented by the Board from time to time, whether or not approved before or after the Date of Grant. Accordingly, subject to applicable law, the RSUs shall be subject to repayment to the Company as determined in good faith by the Board in the event repayment is required by the terms of the Company’s recoupment, clawback or similar policy as may be in effect from time to time or by applicable federal or state law or regulation or applicable listing standard of any Exchange on which the Stock is then listed.
f)	No Service or Other Rights. The grant of the RSUs does not confer upon the Participant any right to continue in Service of the Company, nor does it interfere in any way with the right of the Company to terminate Participant’s Service at any time.
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g)	Notice. Any notice to the Company provided for in this instrument shall be in writing and addressed to the Company in care of the Corporate Secretary at the Company’s principal executive office, and any notice to the Participant shall be addressed to such Participant at the current address shown on the payroll of the Company, or to such other address as the Participant may designate to the Company in writing. Any notice shall be delivered in accordance with the procedures set forth in Section 7.17 of the Plan.
h)	Code Section 409A. This award of RSUs is intended to comply with the applicable requirements of Code Section 409A and shall be administered in accordance with Code Section 409A. Notwithstanding anything in this Agreement to the contrary, if the RSUs constitute “deferred compensation” under Code Section 409A and the RSUs become vested and settled upon the Participant’s Termination of Service, payment with respect to the RSUs shall be delayed for a period of six months after the Participant’s Termination of Service if the Participant is a “specified employee” as defined under Code Section 409A (as determined by the Committee). If payment is delayed, the shares of Stock shall be distributed within 30 days after the date that is the six-month anniversary of the Participant’s Termination of Service. If the Participant dies during the six-month delay, the shares of Stock shall be distributed in accordance with the Participant’s Beneficiary Designation, will or under the applicable laws of descent and distribution. Notwithstanding any provision to the contrary herein, payments made with respect to this award of RSUs may only be made in a manner and upon an event permitted by Code Section 409A, and all payments to be made upon a Termination of Service hereunder may only be made upon a “separation from service” as defined under Code Section 409A. To the extent that any provision of this Agreement would cause a conflict with the requirements of Code Section 409A, or would cause the administration of the RSUs to fail to satisfy the requirements of Code Section 409A, such provision shall be deemed null and void to the extent permitted by applicable law. In no event shall the Participant, directly or indirectly, designate the calendar year of payment.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its name and on its behalf as of the Date of Grant set forth above.

THE BANCORP, INC.
By:
Name:	Paul Frenkiel
Title:	Chief Financial Officer

PARTICIPANT’S ACCEPTANCE

By signing below, the Participant (i) acknowledges receipt of a copy of the Plan and the prospectus, (ii) acknowledges that the Participant has read this Agreement and understands the terms and conditions set forth herein, (iii) accepts the foregoing award of the RSUs, (iv) agrees to be bound by the terms and conditions this Agreement, including the terms and provisions of the Plan, and (v) agrees that all decisions and determinations of the Committee with respect to the RSUs shall be final and binding.

PARTICIPANT

Name:
Title:

[Signature Page to RSU Award Agreement]

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